Exhibit 99.1

Sio Gene Therapies Announces Granting of FDA Fast Track Designation for Investigational AXO-AAV-GM2 Gene Therapy in Patients with GM2 Gangliosidosis

–Designation complements previously granted Rare Pediatric Disease and Orphan Drug designations
–Enrollment ongoing in the registration-enabling trial of AXO-AAV-GM2 in Tay-Sachs/Sandhoff diseases

NEW YORK and DURHAM, N.C., November 1, 2021 (GLOBE NEWSWIRE) –– Sio Gene Therapies Inc. (NASDAQ: SIOX), a clinical-stage company focused on developing gene therapies to radically transform the lives of patients with neurodegenerative diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted Fast Track Designation to AXO-AAV-GM2, an investigational gene therapy for the treatment of early infantile, late infantile, and juvenile-onset Tay-Sachs and Sandhoff disease. The Fast Track designation is intended to facilitate the development and review of drugs to treat serious conditions and fill an unmet medical need.

“The FDA’s decision to grant AXO-AAV-GM2 gene therapy Fast Track designation signifies an important milestone towards developing a safe and effective treatment for Tay-Sachs and Sandhoff diseases, both rare and fatal pediatric diseases with no approved treatments,” said Pavan Cheruvu, M.D., Chief Executive Officer of Sio Gene Therapies. “This designation complements the previously granted Rare Pediatric Disease and Orphan Drug designations for AXO-AAV-GM2, along with similar designations for AXO-AAV-GM1 for GM1 gangliosidosis, and we look forward to working closely with the FDA as we continue enrollment in our ongoing, registration-enabling trial in Tay-Sachs and Sandhoff diseases to bring AXO-AAV-GM2 to patients and families.”

The current Phase 1/2 study (NCT04669535) is an open-label, two-stage clinical trial designed to evaluate safety and dose-escalation (Stage 1) and safety and efficacy (Stage 2) of surgical delivery of AXO-AAV-GM2 directly to the brain and spinal cord of pediatric participants with both infantile and juvenile GM2 gangliosidosis (also known as Tay-Sachs or Sandhoff disease).

GM2 gangliosidosis is a set of rare, monogenic neurodegenerative lysosomal storage disorders caused by mutations in the genes that encode the enzyme β-Hexosaminidase A. It can be categorized into two distinct diseases, Tay-Sachs disease, which results from a mutation in the gene encoding the alpha subunit of the β-Hexosaminidase A enzyme (HEXA), and Sandhoff disease, which results from a mutation in the gene encoding the beta subunit of the β-Hexosaminidase A enzyme (HEXB). Children affected by GM2 gangliosidosis suffer from a progressively debilitating disease course and reduced life expectancy. Currently, there are no FDA-approved treatment options for GM2 gangliosidosis.

About AXO-AAV-GM2

AXO-AAV-GM2 is an investigational gene therapy for GM2 gangliosidosis (also known as Tay-Sachs and Sandhoff diseases), a set of rare and fatal pediatric neurodegenerative genetic disorders caused by defects in the HEXA (leading to Tay-Sachs disease) or HEXB (leading to Sandhoff disease) genes that encode the two subunits of the β-hexosaminidase A (HexA) enzyme. These genetic defects lead to progressive neurodegeneration and shortened life expectancy. AXO-AAV-GM2 aims to restore HexA function by introducing a functional copy of the HEXA and HEXB genes via delivery of two co-administered AAVrh8 vectors.

AXO-AAV-GM2 has received Orphan Drug Designation, Rare Pediatric Disease Designation and Fast Track Designation from the Food and Drug Administration and is the only gene therapy in clinical development for all pediatric forms of GM2 gangliosidosis.

In 2018, Sio licensed exclusive worldwide rights from UMass Chan Medical School for the development and commercialization of gene therapy programs for GM1 gangliosidosis and GM2 gangliosidosis, including Tay-Sachs and Sandhoff diseases.

About Sio Gene Therapies

Sio Gene Therapies combines cutting-edge science with bold imagination to develop genetic medicines that aim to radically improve the lives of patients. Our current pipeline of clinical-stage candidates includes the first potentially curative AAV-based gene therapies for GM1 gangliosidosis and Tay-Sachs/Sandhoff diseases, which are rare and uniformly fatal pediatric conditions caused by single gene deficiencies. We are also expanding the reach of gene therapy to highly prevalent conditions such as Parkinson’s disease, which affects millions of patients globally. Led by an experienced team of gene therapy development experts, and supported by collaborations with premier academic, industry and patient advocacy organizations, Sio is focused on accelerating its candidates through clinical trials to liberate patients with debilitating diseases through the transformational power of gene therapies. For more information, visit www.siogtx.com.

Forward-Looking Statements

This press release contains forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws. The use of words such as "expect," "estimate," "may" and other similar expressions are intended to identify forward-looking statements. For example, all statements Sio makes regarding costs associated with its operating activities, funding requirements and/or runway to meet its upcoming clinical milestones, and timing and outcome of its upcoming clinical and manufacturing milestones are forward-looking. All forward-looking statements are based on estimates and assumptions by Sio’s management that, although Sio believes to be reasonable, are inherently uncertain. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that Sio expected. Such risks and uncertainties include, among others, the impact of the Covid-19 pandemic on our operations; the actual funds and/or runway required for our clinical and product development activities and anticipated upcoming milestones; actual costs related to our clinical and product development activities and our need to access additional capital resources prior to achieving any upcoming milestones; the initiation and conduct of preclinical studies and clinical trials; the availability of data from clinical trials; the occurrence of adverse safety events during our current and future trials; the development of a suspension-based manufacturing process for AXO-Lenti-PD; the scaling up of manufacturing; the outcome of interactions with regulatory agencies and expectations for regulatory submissions and approvals; the continued development of our gene therapy product candidates and platforms; Sio’s scientific approach and general development progress; and the availability or commercial potential of Sio’s product candidates. These statements are also subject to a number of material risks and uncertainties that are described in Sio’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 12, 2021, as updated by its subsequent filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it was made. Sio undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media

Josephine Belluardo, Ph.D.
LifeSci Communications
(646) 751-4361
jo@lifescicomms.com
info@siogtx.com

Investors and Analysts

Parag V. Meswani, Pharm.D.
Sio Gene Therapies Inc.
Chief Commercial Officer
investors@siogtx.com

2